Exhibit 99.2

Corporate Office 40 Pacifica, Suite 900 Irvine, California, 92618

September 15, 2020

Cannae Holdings, Inc.

1701 Village Center Circle

Las Vegas, NV 89134

Attention: Richard N. Massey

Senator Investment Group, LP

510 Madison Ave #28

New York, NY 10022

Attention: Quentin Koffey

Dear Messrs. Massey and Koffey:

The Board of Directors of CoreLogic, Inc. has carefully and thoroughly reviewed your revised proposal of September 14, 2020 with the assistance of its independent financial and legal advisors. Our Board of Directors unanimously concluded that your revised proposal continues to significantly undervalue the Company, raises serious regulatory concerns that have not been addressed, and is not in the best interests of CoreLogic shareholders.

As you are aware, CoreLogic has been successfully executing on its strategic plan, with continued growth in market share, revenues, free cash flow and EPS, as evidenced by our announcements over the past several months. We have multiple opportunities for value creation available to us, and the Board of Directors believes that we will be able to deliver significantly more value to shareholders than your revised proposal offers.

We note that your revised proposal requests further due diligence. CoreLogic has made a substantial amount of information public, including forecasts for 2020-2022, future growth rates, planned divestitures, implied margins for the pro forma company, and details of the ongoing diversification of the Company’s revenue mix. We are confident Cannae’s multiple leadership roles and investments in large real estate data, technology and services companies enable you to evaluate our detailed publicly available information to update and refine your view of CoreLogic’s value if you so choose.

CoreLogic’s Board of Directors and management are committed to maximizing value for all CoreLogic shareholders, and we are open to considering all viable paths to do so. While we believe that your revised proposal does not provide adequate value to our shareholders and raises serious regulatory concerns that have not been addressed, we remain willing to consider any viable proposal that adequately values CoreLogic.

Sincerely,

/s/ Frank D. Martell	/s/ Paul F. Folino
Frank D. Martell	Paul F. Folino
President and Chief Executive Officer	Chairman of the Board